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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           OMNI ENERGY SERVICES CORP.


                                   ARTICLE I
                                     NAME

        The name of the corporation is OMNI Energy Services Corp.

                                  ARTICLE II
                                    PURPOSE

          The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

                                  ARTICLE III
                                    CAPITAL

          A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 50,000,000 shares of capital stock, of which 45,000,000 shares shall be Common Stock, $0.01 par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.

          B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock, and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

                                  ARTICLE IV
                                   DIRECTORS

          A. Number of Directors. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

          B. Term of Office. Each member of the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation (whose terms of office may be determined by the Board of Directors pursuant to Article III(B)), shall be elected at each subsequent annual meeting of shareholders for a term expiring at the next succeeding annual meeting of shareholders and shall
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serve until his successor is duly elected and qualified.  If the Board of
Directors shall appoint any director to fill a vacancy on the Board, whether resulting from an increase in the number of directors or otherwise, such director shall serve a term to expire at the next succeeding annual meeting of shareholders and shall serve until his successor is duly elected and qualified.

          C. Vacancies. Except as provided in or pursuant to Article IV(F) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled by a vote of at least two-thirds of the directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board. Vacancies on the Board may be filled only as provided in this Article IV(C).

          D. Removal. Except as provided in or pursuant to Article IV(F) hereof, any one or more directors may be removed at any time, (1) with or without cause, by the holders of not less than two-thirds of the Total Voting Power (as defined in Article VII(C) hereof) that is present or represented at a special meeting of shareholders called for such purpose, voting together as a single class or (2) with or without cause, by the affirmative vote of a majority of all of the directors then constituting the Board of Directors. At the same meeting at which the directors or shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article IV(D), or in any provision of these Articles of Incorporation relating to removal of directors elected by holders of Preferred Stock, directors shall not be subject to removal.

          E. Board Nominations. Except as provided in or pursuant to Article IV(F) hereof, only persons who are nominated in accordance with the procedures set forth in this Article IV(E) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of record of the Corporation entitled to vote at such meeting for the election of directors who complies with the notice procedures set forth in this Article IV(E). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal office of the Corporation not less than 45 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received at the principal executive offices of the Corporation no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth or include the following:

                1. as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residential address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended

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        (the "Exchange "Act")), (d) such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (e) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or would be otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act; and

                2. as to the shareholder of record giving the notice, (a) the name and address of such shareholder and (b) the class and number of shares of capital stock of the Corporation of which such shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act). If requested in writing by the Secretary of the Corporation at least 15 days in advance of the meeting, such shareholder shall disclose to the Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by him, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. If a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether the shareholder has complied with this Article IV(E). If the inspectors shall determine that the shareholder has not complied with this Article IV(E), the defective nomination shall be disregarded and the inspectors shall direct the Chairman of the meeting to declare at the meeting that such nomination was not made in accordance with the procedures prescribed by the Articles of Incorporation.

          F. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such preferred stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

                                   ARTICLE V
                                    BY-LAWS

          A. Adoption, Amendment and Repeal. The By-laws of the Corporation and of any provision thereof may be adopted only by a majority vote of all directors who constitute the Board of Directors. The By-laws and any provision thereof may be amended or repealed only by (1) a majority vote of all directors who constitute the Board of Directors, or (2) the affirmative vote of the holders of at least two-thirds of that portion of the Total Voting Power, as defined in Article VII(C) hereof, voting together as a single class, that is present or represented at any regular or special meeting of shareholders, the notice of which meeting of shareholders expressly states that the proposed amendment or repeal is to be considered at the meeting.

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          B.  New Matters.  Any purported amendment to the By-laws which would add thereto a matter not expressly covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

                                   ARTICLE VI
                          APPLICATION OF CERTAIN LAWS

          The Corporation hereby elects not to be governed by Sections 132, 133 and 134 of the Louisiana Business Corporation Law (La.R.S. 12:132, La.R.S. 12:133 and La.R.S. 12:134).

                                  ARTICLE VII
                    SPECIAL SHAREHOLDER VOTING REQUIREMENTS

          A. Amendments. Unless approved by vote of a majority of all directors constituting the Board of Directors, Articles IV, V, VI, VII and X of the Articles of Incorporation may be amended only by the affirmative vote of not less than eighty percent of the Total Voting Power of the Corporation. Except as set forth in Article VIII(E), shareholders may, by the affirmative vote of a majority of the voting power present or represented at a meeting of shareholders, adopt any amendment to the Articles of Incorporation that does not affect any of such articles; provided, that shareholder approval shall not be required for any amendment authorized by Article III(B).

          B. Other Corporate Actions. If a vote of shareholders is required to authorize an agreement of merger or consolidation of the Corporation, the sale of all or substantially all of the assets of the Corporation or the voluntary dissolution of the Corporation, then (1) unless such action has been approved by vote of a majority of all directors constituting the Board of Directors, such action may be authorized only by the affirmative vote of eighty percent of the Total Voting Power of the Corporation and (2) if any such action has been approved by vote of at least two-thirds of all directors who constitute the Board of Directors, such action may be authorized by the affirmative vote of a majority of the voting power present or represented at a meeting of shareholders.

          C. Total Voting Power. The term "Total Voting Power" means the total number of votes that shareholders, and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La.R.S. 12:75(H), are generally entitled to cast with respect to the election of directors or, if such term is used with reference to any other particular matter properly brought before the shareholders or such other holders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

          D. Foreign Ownership of Common Stock. (1) For purposes of this paragraph D, the following terms shall have the meanings specified below:

               "Act" means the Federal Aviation Administration Authorization Act of 1994, as amended.

               "Beneficial Ownership," "Beneficially Owned," or "Beneficially Own" refers to beneficial ownership as defined in Rule

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          13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i)
          thereof) promulgated by the Securities and Exchange Commission as such rule may be amended from time to time.

               "FAA" means the Federal Aviation Administration.

               "Non-Citizen Owned Shares" means any issued and outstanding Voting Securities that are owned of record, Beneficially Owned, or otherwise controlled by any Person or Persons who are not United States Citizens.

               "Permitted Percentage" means one percent less than the percentage of the voting interest in the Corporation that may be owned or controlled by Persons who are not United States Citizens without loss, under Section 40102(a)(15) of Title 49 of the United States Code or any successor or other applicable law or regulation, of the United States Citizen status of the Corporation or any Subsidiary.

               "Person" means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

               "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

               "United States Citizen" means any Person who is a Citizen of the United States as defined in Section 40102(a)(15) of Title 49 of the United States Code, as in effect on the date in question, or any successor statute or regulation.

               "Voting Securities" means the Common Stock, any other voting stock of the Corporation, and any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H).

     (2) The Corporation or its subsidiearies hold operating certificates issued by the FAA pursuant to the regulations promulgated under the Act, and the Board and shareholders deem the retention of the rights and priviledges under such certificates to be of material importance to the Corporation. As long as the Corporation or its subsidiearies hold, or the Board deems it desirable for the Corporation or its subsidiaries to hold, such operating certificates or any other certificate issued by the FAA pursuant to the Act and the regulations promulgated thereunder or any successor statute or regulation, it shall be the Corporation's policy that the number of Non-Citizen Owned Shares shall not exceed the Permitted Percentage.

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     (3) If at any time the voting interest of Non-Citizen Owned Shares exceeds the Permitted Percentage, then (i) the voting power otherwise attributable to each Non-Citizen Owned Share shall be immediately and automatically reduced on a pro rata basis (based on the proportion of the voting power otherwise attributable to such Non-Citizen Owned Share to the total voting power attributable to all Non-Citizen Owned Shares) without any further action by the Corporation so that the maximum number of votes that may be cast by the holders of all Non-Citizen Owned Shares shall equal the Permitted Percentage and (ii) the total voting power of any affected class or series of Voting Securities shall also be immediately and automatically reduced without any further action by the Corporation by the total number of votes by which the voting power of Non-Citizen Owned Shares of such class or series was reduced pursuant to clause
(i) of this subparagraph (3).

     (4) In determining the citizenship of any Person who Beneficially Owns Voting Securities, the Corporation may rely on the Corporation's stock transfer records and the citizenship provided by any Person shown as the record owner and any Person who the Corporation has reasonable cause to believe Beneficially Owns such Voting Securities. The Board may establish procedures to monitor the Beneficially Ownership and control of Voting Securities, to make any reasonable determination regarding the Beneficial Ownership and control of Voting Securities, and to take any actions deemed necessary or desirable to ensure that the voting interest of Non-Citizen Owned Shares does not exceed the Permitted Percentage. The Board may, but unless expressly provided otherwise is not required to, rely on any statutes, regulations, policies, procedures, rulings, or determinations of the FAA, or any successor governmental authority, in deciding the extent to which Voting Securities are Beneficially Owned or controlled by United States Citizens.

     (5) To the extent necessary for the Corporation to comply with any present or future registration, licensing or other provisions of the Act, or regulations promulgated thereunder, the Corporation shall have the power, but not the obligation, to redeem Non-Citizen Owned Shares in excess of the Permitted Percentage ("Excess Shares") out of funds legally available therefor, subject to the following terms and conditions:

          (a) The per share redemption price (the "Redemption Price") to be paid for the Excess Shares to be redeemed shall be the average closing sales prices during the 10 trading days immediately prior to the date the notice of redemption is given as quoted in the NASDAQ National Market System; or if such shares are not then so quoted, then the average closing sales prices of such shares on any national secuities exchange on which such shares are then listed; or if such shares are not then listed on any national securities exchange, then the mean between the representative bid and ask prices as quoted by NASDAQ or another generally recognized reporting system, on each of such 10 trading days.

          (b) The Redemption Price may be paid in cash or by delivery of a promissory note of the Corporation, at the election of the Corporation. Any such promissory note shall have a maturity of not more than ten years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year Treasury note as such rate is published in the Wall Street Journal or comparable publication.

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          (c) A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the Excess Shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state (i) the redemption date; (ii) the number of shares or face amount of Voting Securites to be redeemed from such holder, (iii) the Redemption Price, and the manner of payment therefor, (iv) the place where certificates for such Excess Shares are to be surrendered for payment of the Redemption Price, and (v) that dividends on the Excess Shares to be redeemed will cease to accrue on such redemption date.

          (d) From and after the redemption date, dividends on the Voting Securities called for redemption shall cease to accrue and such Voting Securities shall no longer be deemed to be outstanding and all rights of the holders thereof as security holders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender of the certificates for any Voting Securities so redeemed in acccordance with the requirements of the notice of redemption, such Voting Securities shall be redeemed by the Corporation at the Redemption Price. If fewer than all the Voting Securities represented by any such certificate are redeemed, a new certificate shall be issued representing the Voting Securities not redeemed without cost to the holder thereof.

          (6) The Corporation may by notice in writing (which may be included in a proxy or ballot distributed to the Corporation's shareholders) require any Person that is a holder of record of Voting Securities or that the Corporation has reasonable cause to believe Beneficially Owns or controls Voting Securities to certify in such manner as the Corporation shall deem appropriate (including execution of a proxy or ballot) that, to the knowledge of such Person:

               (a) all Voting Securities owned of record, Beneficially Owned, or controlled by such Person are owned and controlled only by United States Citizens; or

               (b) the number and class or series of Non-Citizen Owned Shares owned of record, Beneficially Owned, or controlled by such Person are as set forth in such certificate.

     The Corporation may require any Person certifying as to the ownership or control of Voting Securities in response to clause (a) of this subparagraph
     (6) to provide such further information as the Corporation may reasonably request in order to implement the provisions of this paragraph D. If any Person fails to provide such certificate or other information, the Corporation may presume that all such Voting Securities are Non-Citizen Owned Shares.

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                                 ARTICLE VIII
                  LIMITATION OF LIABILITY AND INDEMNIFICATION

          A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemptions or repurchases of the Corporation's shares from shareholders of the Corporation, under and to the extent provided in La.R.S. 12:92(D); or (4) any transaction from which he derived an improper personal benefit. If, after the date hereof, the Louisiana Business Corporation Law is amended to authorize further elimination or limitation of the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Law, as so amended.

          B. Indemnification. Subject to such limitations as may be determined by the Board of Directors (provided that no change in such limitations may adversely affect any claim to indemnification that arises prior to such change), the Corporation shall indemnify each of its directors to the full extent from time to time permitted by law, and may so indemnify each of its officers, against any expenses or costs, including attorney's fees, actually or reasonably incurred by him in connection with any threatened, pending or completed claim action, suit or proceeding, whether criminal, civil, administrative or investigative against such person or as to which he is involved solely as a witness or person required to give evidence

          C.  Authorization of Further Actions.   The Board of Directors may (1)
cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the powers set forth in La.R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

          D. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

          E. Amendment. In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the Total Voting

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Power shall be required to repeal this Article or to amend this Article so as to reduce the limitation of liability set forth herein or the rights to indemnification of any person or the powers of the Board of Directors provided in this Article, and any amendment or repeal of this Article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                   ARTICLE IX
                                   REVERSION

          Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                   ARTICLE X
                        SPECIAL MEETINGS OF SHAREHOLDERS

          A. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-laws, provided that the power of shareholders as such to call or cause to be called special meetings shall be governed exclusively by paragraph B of this Article.

          B. At any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least a majority of the Total Voting Power, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.

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